EXHIBIT 99.1

Sunny Uberoi
Corporate Communications
917 443 3325 suberoi@antigenics.com

Shalini Sharp
Investor Relations
800.962.2436 ir@antigenics.com

Tim Rothwell Joins Antigenics’ Board of Directors

LEXINGTON, MA — June 15, 2009 — Antigenics Inc. (NASDAQ: AGEN) today announced the appointment of Timothy Rothwell to its board of directors. Mr. Rothwell recently retired as chairman of sanofi-aventis U.S., having spent 37 years in the pharmaceutical industry, including many years spent in leadership positions with major pharmaceutical companies.

“Tim brings a remarkable track record and a tremendous breadth of experience,” said Garo H. Armen, PhD, chairman and CEO of Antigenics. “His global expertise in marketing and sales combined with his exceptional knowledge of the industry will be an outstanding asset to Antigenics.”

Mr. Rothwell joined Sanofi-Synthelabo in 2003 as US president and chief executive officer. In 2004, he was instrumental in the formation and leadership of sanofi-aventis U.S., an affiliate of the sanofi-aventis Group, where he served from 2004 to 2009 as president, chief executive officer and chairman. During this time, he was responsible for US commercial operations, research and development programs, and industrial affairs. He subsequently assumed responsibility for advancing the company’s presence in the United States through government relations and communications.

Prior to sanofi-aventis U.S. and Sanofi-Synthelabo, Mr. Rothwell served in various capacities at Pharmacia, including executive vice president and president for Pharmacia’s global prescription business and executive vice president of Pharmacia Corporation. From 1972 to 1995, he held senior management positions with leading pharmaceutical companies, including Sandoz, Squibb and Rhone-Poulenc Rorer.

Mr. Rothwell has served on several boards of directors and roundtables, including the PhRMA Board of Directors, the Institute of Medicine’s Evidence-Based Medicine Roundtable, and the CEO Roundtable on Cancer. He also serves on a number of academic and community foundations and councils. He holds a bachelor of arts from Drew University in New Jersey and a law degree from Seton Hall University in New Jersey.

About Antigenics

Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This press release contains forward-looking statements, including statements regarding Mr. Rothwell’s anticipated future contributions to the company’s board of directors. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics’ business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics’ business and securities, investors should give careful consideration to these risks and uncertainties. The prior track record of Mr. Rothwell does not assure Antigenics’ future success.